Filed Pursuant to Rule 433
Registration No. 333-157777
Medtronic, Inc.
Pricing Term Sheet
March 11, 2010
3.000% Senior Notes due 2015
4.450% Senior Notes due 2020
5.550% Senior Notes due 2040

Issuer:	Medtronic, Inc.
Ratings:	A1/AA- (Moody’s/S&P)*
Trade Date:	March 11, 2010
Settlement Date:	T+3; March 16, 2010
Denominations:	$2,000 x 1,000
Joint Bookrunners:	Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Banc of America Securities LLC
Senior Co-Managers:	Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., UBS Securities LLC
Co-Managers:	RBS Securities Inc., U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC
Principal Amount:	US $1,250,000,000	US $1,250,000,000	US $500,000,000
Title:	2015 Note	2020 Note	2040 Note
Security Type:	Senior Note	Senior Note	Senior Note
Maturity:	March 15, 2015	March 15, 2020	March 15, 2040
Coupon:	3.000%	4.450%	5.550%
Price to Public:	99.991%	99.840%	99.797%
Yield to Maturity:	3.002%	4.470%	5.564%
Spread to Benchmark Treasury:	T + 60 basis points	T + 75 basis points	T + 90 basis points
Benchmark Treasury:	UST 2.375% due 2/28/15	UST 3.750% due 2/15/20	UST 4.375% due 11/15/39
Benchmark Treasury Spot and Yield:	99-28, 2.402%	99-07, 3.720%	95-12, 4.664%
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2010	March 15 and September 15, commencing September 15, 2010	March 15 and September 15, commencing September 15, 2010
Make-Whole Call:	T+ 10 basis points	T + 12.5 basis points	T + 15 basis points
CUSIP:	585055AR7	585055AS5	585055AT3
ISIN:	US585055AR78	US585055AS51	US585055AT35

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Deutsche Bank Securities Inc., Attn: Prospectus Department, 100 Plaza One, Jersey City, NJ 07311, telephone: 1.800.503.4611, or by emailing prospectusrequest@list.db.com., Goldman, Sachs & Co. at 1-866-471-2526, J.P. Morgan Securities Inc. collect at 212-834-4533 or Banc of America Securities LLC at 1-800-294-1322.
This pricing term sheet supplements the preliminary form of prospectus supplement issued by Medtronic, Inc. on March 11, 2010 relating to their Prospectus dated March 9, 2009.
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